Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

Starz Acquisition LLC

This Limited Liability Company Agreement of Starz Acquisition LLC (the “Company”) (together with Schedule A hereto, this “Agreement”) is entered into by Orion Arm Holding Co., LLC (the “Member”) as of December 8, 2016. This Agreement shall be effective as of December 8, 2016.

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

The Member, by execution of this Agreement, hereby agrees as follows:

1.           Name. The name of the limited liability company is “Starz Acquisition LLC”.

2.          Certificates; Formation; Continuation. The Company has been formed as a limited liability company pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), by the execution of the Certificate of Formation by Wayne Levin, as an authorized person within the meaning of the Act, and the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware, on December 8, 2016. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The existence of the Company shall continue until the cancellation of the Certificate of Formation as provided in the Act.

3.          Purpose and Power. The Company has been formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful business purpose or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

4.          Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

5.          Registered Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

6.          Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

7.          Membership Interests.

(a)          The limited liability company interests in the Company shall be divided into equal proportional units herein referred to as “Units.” There shall be only one class of Units. There shall initially be outstanding 1000 Units.

(b)          The Company shall have the authority to issue unlimited Units, with such par value as shall be determined by the Member.

(c)          Additional Units may be issued upon such terms and conditions as the Member may determine.

(d)          Pursuant to Section 18-702(c) of the Act, the LLC is authorized to issue and deliver a certificate or certificates to any Member of the LLC evidencing such Member’s Units.

8.          Member Information. The name and the mailing address of the Member is set forth on Schedule A attached hereto.

9.          Limited Liability. Except as otherwise expressly provided by the Act and notwithstanding anything in Section 15 to the contrary, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

10.         Capital Contributions. The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. Notwithstanding anything herein to the contrary, no Member shall be obligated to make any capital contributions to the Company.

11.         Distributions. Distributions shall be made at such times and in such amounts as determined by the Member in accordance with the Act.

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12.         Management.

(a)          Authority. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

(b)          Fiscal Year. The fiscal year of the Company for accounting and tax purposes shall begin on April 1 and end on March 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (the “Code”).

(c)          Tax Treatment. Until such time as the Company shall have more than one member, it is the intention of the Member that the Company be disregarded for U.S. federal and all relevant state tax purposes. All provisions of this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.

13.         Officers. The Member may, from time to time as it deem advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Each Officer of the Company is a “Manager” under 18-402 of the Act and is authorized to take any acts permitted by the Act with respect to the management of the Company. Any delegation pursuant to this Section 14 may be revoked at any time by the Member.

(a)          Each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(b)          Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c)          Any Officer may be removed as such, either with or without cause, by the Member at any time. Any vacancy occurring in any office of the Company may be filled by the Member.

14.         Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description,

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independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15.         Exculpation and Indemnification.

(a)          Exculpation. No Indemnified Representative shall have any fiduciary duty to the Company, to any other member or manager of the Company or to other person that is a party to or is otherwise bound by this Agreement. No Indemnified Representative shall be personally liable for any breach of duty in an Indemnified Capacity; provided that the foregoing shall not eliminate or limit the Liability of any Indemnified Representative for such a breach of duty (if any) if a judgment or other final adjudication adverse to such Indemnified Representative establishes that the Indemnified Representative’s acts or omissions constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b)          Indemnification.

(i) General Rule. The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and as provided in Section 15(b)(iii) may advance expenses to, any Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such Indemnified Representative is or was serving in an Indemnified Capacity, including Liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict or products liability; provided, however, that no indemnification may be made to or on behalf of any Indemnified Representative with respect to any Liability incurred acts or omissions constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing by reason of acts or omissions that constitute a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(ii)         Partial Payment. If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such Indemnified Representative may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent legally permissible for such Liabilities.

(iii)        Advancing Expenses. To the fullest extent permitted by law, the Company may pay the expenses (including attorney’s fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that such Indemnified Representative is not entitled to be indemnified by the Company pursuant to this Section 16(b).

(c)          Exculpation and Indemnification Definitions. For purposes of this Section, the following terms have the meanings set forth below:

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(i)          “Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(ii)         “Indemnified Capacity” means any and all past, present and future service by an Indemnified Representative in one or more capacities as a member, the manager, the Member or an Officer of the Company.

(iii)        “Indemnified Representative” means the Member or any Officer or any other member or manager of the Company.

(iv)       “Liability” means any loss, liability, damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan, or cost or expense of any nature (including attorneys’ fees and disbursements).

(v)         “Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company or otherwise.

(d)          Scope of Section. The rights granted by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of members or otherwise, both as to action in an Indemnified Capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section shall continue as to a person who has ceased to be an Indemnified Representative in respect of matters arising prior to such time, and shall inure to the benefit of the successors, heirs, executors, administrators and personal representatives of such a person.

(e)          Survival. The foregoing provisions of this Section 16 shall survive any termination of this Agreement.

16.         Assignments. This Agreement shall be binding upon the Member and its respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the Member and, except as otherwise provided herein, its respective successors, executors, administrators, legal representatives, heirs and legal assigns.

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17.         Dissolution.

(a)          The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)          The bankruptcy (as defined in Sections 18-101 and 18-304 of the Act) of a Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)          In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

18.         Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

19.         Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), with all rights and remedies being governed by said laws.

20.         Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

ORION ARM HOLDING CO., LLC

By:	/s/ Wayne Levin

Name: Wayne Levin
Title: President, General Counsel and Secretary

[Signature Page to Limited Liability Company Agreement] [Step 107a3]

SCHEDULE A

Member	Units

Orion Arm Holding Co., LLC	1000 Units
Address: 2700 Colorado Ave.
Santa Monica, CA 90404